Exhibit 99.28(m)(ix)

AMENDED AND RESTATED SCHEDULE A

This SCHEDULE A, amended and restated as of August 3, 2020, is Schedule A to the Shareholder Servicing Agreement, dated as of March 1, 2007, by and between Old Westbury Funds, Inc. and Bessemer Trust Company, N.A.

Old Westbury Funds, Inc. Portfolios

Old Westbury All Cap Core Fund

Old Westbury Large Cap Strategies Fund

Old Westbury Small & Mid Cap Strategies Fund

Old Westbury Multi-Asset Opportunities Fund

Old Westbury Fixed Income Fund

Old Westbury Municipal Bond Fund

Old Westbury All Cap ESG Fund

Old Westbury California Municipal Bond Fund

Old Westbury New York Municipal Bond Fund

Old Westbury Credit Income fund

OLD WESTBURY FUNDS, INC.

By:	/s/ David W. Rossmiller
Name:	David W. Rossmiller
Title:	President & CEO

BESSEMER TRUST COMPANY, N.A.

By:	/s/ John G. MacDonald
Name:	John G. MacDonald
Title:	Managing Director